Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements No. 333-216797, No. 333-222264, and No. 333-26111 on Form S-3, and Registration Statements No. 333-224013, No. 333-226797, No. 333-227383, No. 333-216794, No. 333-210472, No. 333-230460, No. 333-239507, and No. 333-265590 on Form S-8 of our report dated February 28, 2023, relating to the consolidated financial statements of ViewRay, Inc. and its subsidiaries appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2022.
/s/ Deloitte & Touche LLP
Denver, CO
February 28, 2023